Exhibit (h)(5)(vi)

EXECUTION COPY

AMENDMENT NO. 4

TO

CREDIT AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of April 23, 2019, to the Credit Agreement, dated as of May 1, 2017, by and among each corporation and each trust listed on Schedule 1 hereto and The Bank of New York Mellon, as amended by Amendment No. 1, dated as of October 3, 2017, Amendment No. 2, dated as of April 24, 2018 and Amendment No. 3, dated as of December 26, 2018 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.                                      Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                    The defined term “One-month Eurodollar Rate” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

“One-month Eurodollar Rate” means, as of any date, the greater of (i) 0.0%, and (ii) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (or such successor thereto if the ICE Benchmark Administration Limited is no longer making such a rate available) appearing on the applicable Bloomberg screen (or other commercially available source as designated by the Bank from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such date (or, if such date is not a Business Day, the immediately preceding Business Day) as the rate for one-month Dollar deposits in the London interbank market, multiplied by the Statutory Reserve Rate.

2.                                    The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “April 23, 2019” contained therein with the date “April 21, 2020”.

3.                                    Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetical order, as follows:

“Amendment Effective Date” means the Amendment Effective Date as such term is defined in Amendment No. 4 to Credit Agreement, dated as of April 23, 2019, between the Borrowers and the Bank.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Statutory Reserve Rate” means, as of any day, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Bank is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System, as amended). Such reserve percentages shall include those imposed pursuant to said Regulation D.  Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under said Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

4.                                    Section 2.6 of the Credit Agreement is hereby amended by replacing the address “225 Liberty Street, 17th Floor, New York, NY 10286” appearing therein with “240 Greenwich Street, New York, NY 10286”.

5.                                    Article 3 of the Credit Agreement is hereby amended by inserting a new Section at the end thereof as follows:

Section 3.5                        Alternate Rate of Interest

If the Bank determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Loan, by reason of one or more circumstances arising after the date hereof affecting, or affecting the determination of, the One-month Eurodollar Rate, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Loan, or that the Overnight Rate will not adequately and fairly reflect the cost to the Bank of making or maintaining such Loan because of (a) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (b) other circumstances arising after the date hereof affecting the Bank or the One-month Eurodollar Rate, or affecting the Bank’s ability to determine the One-month Eurodollar Rate, then the Bank may give notice thereof to the Borrowers by telephone or facsimile and upon the giving of such notice, each existing and future Affected Loan shall thereafter bear interest at a rate per annum equal to the Federal Funds Effective Rate plus 1.75%, until such time as (x) in the case of (i) above, the circumstances arising after the date hereof affecting, or affecting the determination of, the One-month Eurodollar Rate no longer exist such adequate and reasonable means do exist for ascertaining the rate of interest applicable to such Loan (which at a minimum would require that the One-month Eurodollar Rate is both being published and is not prohibited by any applicable Government Authority from being used for determining interest rates for loans), and (y) in the case of (ii) above, the Bank determines (which determination shall be conclusive absent manifest error) that the Overnight Rate once again adequately and fairly reflects the cost to the Bank of making or maintaining such Loan. In the event of (x) and (y), the Applicable Rate will resume.

6.                                    Section 4.14 of the Credit Agreement is hereby amended by inserting “(a)” at the beginning of the text thereof, and inserting a new paragraph (b) at the end thereof as follows:

(b)                              As of the Amendment Effective Date, the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.

7.                                    Clause (ii) of Section 5.2(a) of the Credit Agreement is hereby amended and restated in its entirely, as follows:

(ii)                              immediately before and after the making of such Loan, no Default with respect to such Borrower shall exist or would occur.

8.                                    Section 6.1(h) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

(h)                              promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of such Borrower , or compliance with the terms of the Loan Documents, as the Bank may from time to time reasonably request; or (ii) information and documentation, including an updated Beneficial Ownership Certification, requested by the Bank or any proposed assignee of the Bank for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws, including the Beneficial Ownership Regulation.

9.                                    Section 6.2 of the Credit Agreement is hereby amended by (a) deleting the word “and” at the end of paragraph (b) thereof, (b) replacing the period at the end of paragraph (c) thereof with “; and”, and (c) adding a new paragraph (d) at the end thereof, as follows:

(d)                             any change in the information provided in the Beneficial Ownership Certification with respect to such Borrower that would result in a change to the list of beneficial owners thereof identified therein.

10.                            Section 9.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)                              if to the Bank, to it at in all cases, 500 Grant Street – Suite 3600, Pittsburgh, PA 15258,  Attention: Matthew Morris, Analyst (Telephone: 412-236-7906; Facsimile: 412-234-0286; E-mail: Matthew.Morris@bnymellon.com);

11.                            Paragraphs 1 through 10 of this Amendment shall not be effective until the following conditions are satisfied (the date, if any, on which all such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                               the Bank shall have received from each Company, either (i) a counterpart of this Amendment executed by a duly authorized representative of such Company or (ii) written evidence satisfactory to the Bank (which may include facsimile or electronic mail transmission (in printable format) of a signed signature page of this Amendment) that a duly authorized representative of such Company has executed a counterpart of this Amendment;

(b)                              the Bank shall have received a certificate, dated the Amendment Effective Date, from the Secretary of each Company (or such other duly authorized representative thereof as shall be acceptable to the Bank), in all respects satisfactory to the Bank (i) certifying as to the incumbency of authorized persons of such Company executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of such Company, on behalf of each Related Fund that comprises each Borrower that is a Series thereof, approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the Amendment Effective Date, and (iii) certifying that none of such Company’s Organization Documents have been amended, supplemented or otherwise modified since December 26, 2018 or, if so, attaching true, complete and correct copies of any such amendment, supplement or modification;

(c)                               at least five days prior to the Amendment Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower to the Bank;

(d)                             the Bank shall have received such documents and information that the Bank shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(e)                               all out-of-pocket costs and expenses of the Bank (including the reasonable fees and disbursements of counsel to the Bank) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment on or prior to the Amendment Effective Date shall have been paid.

12.                            Each Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of such Borrower’s obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b) (1) represents and warrants that, as of the date of execution and delivery hereof by such Borrower, no Default has occurred and is continuing and (2) the representations and warranties of such Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

13.                            In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

14.                            This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

15.                            THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 4 to the Credit Agreement to be executed by its duly authorized representative as of the day and year first above written.

BAILLIE GIFFORD FUNDS

By:	/s/ Lindsay Cockburn
Name:	Lindsay Cockburn
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Tatiana Ross
Name:	Tatiana Ross
Title:	Vice President